Exhibit (h.17) Amendment No. 2 to Administration, Bookkeeping and Pricing Services Agreement between Heartland Group, Inc. and ALPS Fund Services, Inc.

Amendment No. 2 to

Administration, Bookkeeping and Pricing Services Agreement

This Amendment No. 2 to Administration, Bookkeeping and Pricing Services Agreement (the “Amendment”) is made this 17 day of July, 2013, by and between Heartland Group, Inc., a Maryland corporation (the “Fund”), and ALPS Fund Services, Inc., a Colorado corporation (“ALPS”).

WHEREAS, the Fund is a registered open-end management investment company organized as a series corporation offering a number of portfolios of securities (each a “Portfolio” and collectively, the “Portfolios”);

WHEREAS, the Fund and ALPS are party to an Administration, Bookkeeping and Pricing Services Agreement dated August 13, 2008, as previously amended August 1, 2012, (the “Administration Agreement”), whereby the Fund retained ALPS to provide administrative bookkeeping, and pricing services to the Portfolios; and

WHEREAS, on or about April 29, 2013, the Heartland International Value Fund became a Portfolio of the Fund and the Fund seeks to have ALPS provide administrative, bookkeeping, and pricing services to that Portfolio.

NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained, the Fund and the ALPS agree as follows:

1.	List of Portfolios. Appendix A (List of Portfolios) of the Administration Agreement is deleted in its entirety and replaced with the Appendix A (List of Portfolios) attached hereto.

2.	Entire Agreement. All terms, conditions, representations and warranties contained in the Administration Agreement are incorporated herein by reference and both the Fund and ALPS hereby agree that unless specified elsewhere in this Amendment, all terms, conditions, representations and warranties contained in this Amendment and in the Administration Agreement, as previously amended, constitute the entire understanding between the parties hereto, and supersede any prior understanding or agreements between the parties related to the services contemplated in the Administration Agreement, as previously amended.

3.	Choice of Law. This Amendment shall be governed by, and construed and enforced in accordance with the laws of the State of Colorado, without giving effect to the choice of laws provisions thereof.

4.	Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.	Defined Terms. All capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the Administration Agreement, as amended.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the date first set forth above.

ALPS FUND SERVICES, INC.

By:	/s/ Jeremy O. May
Jeremy O. May, President

HEARTLAND GROUP, INC.

By:	/s/ Paul T. Beste
Name:	Paul T. Beste
Title:	V.P.

Appendix A

List of Portfolios

Heartland Value Fund

Heartland Value Plus Fund

Heartland Select Value Fund

Heartland International Value Fund